Exhibit 99.1

      NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE SECOND FISCAL QUARTER ENDED
                                 MARCH 31, 2005

         COMPANY'S WIRELESS REVENUE IS 300% OF THE SAME PERIOD LAST YEAR

    SAN JOSE, Calif., May 16 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its second fiscal quarter ended March 31, 2005.

    The Company's net income for the three month period ended March 31, 2005, was $87,043 or a net income per share of $0.01, compared to a net loss of $304,870, or a net loss per share of $0.07, reported for the corresponding period of fiscal 2004.

    The $2,428,000 of revenue reported in the second fiscal quarter of 2005 compares to $819,000 of revenue in the same period of fiscal 2004. Included in the $2,428,000 of revenue was a one-time recognition of $1,417,000 of deferred revenue representing hardware product sales associated with the Company's legacy wireline business. The gross margin in the second fiscal quarter was reduced to 48.7% compared to 96.4% in the first fiscal quarter because of low margins on the hardware product sales.

    The $1,417,000 revenue from the legacy wireline business and $232,000 in associated margin was reported in the second fiscal quarter ended March 31, 2005 in accordance with SAB 104 revenue recognition rules. The revenue recognition was triggered by the customer's decision to obsolete customer owned inventory held by the Company thereby eliminating the delivery obligation that had previously barred revenue recognition.

    The Company's NotifyLink wireless product line revenue improved significantly to $519,361 for the three-month period ended March 31, 2005 from $165,988 for the three-month period ended March 31, 2004. The Company's Visual Got Mail solution CPE product revenue for the three-month period ended March 31, 2005 was $1,416,996 compared to $124,668 for the three-month period ended March 31, 2004. The service portion of the Visual Got Mail solution was $452,233 in the three-month period ended March 31, 2005 compared to $442,960 in the comparable period of fiscal 2004 although the level of Visual Got Mail service revenue is expected to decrease in future quarters as the installed base the Visual Got Mail product services continues to decline.

    The increase in the wireless revenue is the result of increased sales and marketing efforts. The successful acquisition of many new wireless customers has resulted in the need for additional technical support personnel. The Company's sales and marketing expense, which includes the Company's technical support organization, increased to $428,588 for the three-month period ended March 31, 2005 from $236,243 in the corresponding period of fiscal 2004.

    The Company continues to focus its product development, marketing and sales on its NotifyLink wireless products. This past fiscal quarter the Company released several new versions of its NotifyLink Hosted Edition product targeting the Small to Medium Business market. In addition, the Company released new versions of its NotifyLink Enterprise Edition for Microsoft Exchange, Novell GroupWise, and a variety of IMAP4 email systems.

    "Our wireless revenue has increased over 300 percent over the same three-month period last year. We continue to commit most of our resources to the wireless product area which is already contributing greatly to our overall performance and improved cash flow," said Paul DePond, Chief Executive Officer "We are pleased to finally be able to report a portion of our deferred wireline revenue and relieve it from our balance sheet. The sales of our wireline products and services have proven valuable in the past but our wireless products will now lead our business into the future."

    About Notify Technology Corporation
    Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative communications company offering wireless and service products. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and sells its wireline products through CLECs. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the development of NotifyLink revenue sales and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

    At Notify Technology Corporation:
     Jerry Rice, Chief Financial Officer
     Phone: 408-777-7927
     jerry.rice@notifycorp.com

                          NOTIFY TECHNOLOGY CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

                                             Three-Month Periods                Six-Month Periods
                                                Ended March 31,                   Ended March 31,
                                         ------------------------------    ------------------------------
                                             2005             2004             2005             2004
                                         -------------    -------------    -------------    -------------
                                                  (Unaudited)                        (Unaudited)
    Revenue:
      Product revenue                    $   1,976,168    $     344,962    $   2,463,138    $     676,958
      Service revenue                          452,233          466,919          851,169          888,637
      Royalty revenue                               --            6,940               --           54,975
    Total revenue                            2,428,401          818,821        3,314,307        1,620,570

    Cost of revenue:
      Product cost                           1,233,977          138,937        1,253,326          344,256
      Service cost                              11,306           50,624           23,937          101,343
    Total cost of revenue                    1,245,283          189,561        1,277,263          445,599
    Gross profit                             1,183,118          629,260        2,037,044        1,174,971

    Operating expenses:
      Research and development                 266,328          254,069          513,020          475,062
      Sales and marketing                      428,588          236,243          835,107          379,174
      General
       and administrative                      400,156          443,266          773,380          750,344
    Total operating expenses                 1,095,072          933,578        2,121,507        1,604,580

    Gain Income (loss)
     from operations                            88,046         (304,318)         (84,463)        (429,609)

    Interest income (expense)
     and other, net                             (1,003)            (552)          (1,349)          (9,438)

    Net gain income (loss)               $      87,043    $    (304,870)   $     (83,114)   $    (439,047)

    Basic and diluted net gain
     income (loss) per share             $        0.01    $       (0.07)   $       (0.01)   $       (0.10)

    Weighted average
     shares outstanding                     13,968,995        4,593,995       13,897,731        4,596,917

                          NOTIFY TECHNOLOGY CORPORATION
                       Condensed Unaudited Balance Sheets

                                                    March 31,        Sept. 30,
                                                       2005            2004
                                                  -------------   -------------
                                                           (unaudited)
    Assets:
    Current assets:
        Cash and cash equivalents                 $     736,081   $   1,026,121
        Accounts receivable                             547,430         485,425
        Other assets                                     53,036          56,598
    Total current assets                              1,336,547       1,568,144
        Property and equipment, net                     177,465         170,391
        Total assets                              $   1,514,012   $   1,738,535
    Liabilities and shareholders' deficit
     Current liabilities:
        Current portion of capital lease
         obligations                                     26,898          14,571
        Accounts payable                                 53,379          64,012
        Accrued payroll and related liabilities         318,092         378,057
        Deferred revenue                              1,119,754       1,081,175
        Customer advances                                90,069         271,114
        Other accrued liabilities                       178,385         173,168
    Total current liabilities                         1,786,577       1,982,097
        Long-term capital lease obligations              31,984          16,623
    Total liabilities                                 1,818,561       1,998,720
    Shareholders' deficit:
        Common stock                                     13,969          13,814
        Additional paid-in capital                   22,840,831      22,802,236
        Accumulated deficit                         (23,159,349)    (23,076,235)
    Total shareholders' deficit                        (304,549)       (260,185)
        Total liabilities and
         shareholders' deficit                    $   1,514,012   $   1,738,535

SOURCE  Notify Technology Corporation
    -0-                             05/16/2005
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com